Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Offering Statement on Form 1-A/A No. 1 of HeartSciences Inc. f/k/a Heart Test Laboratories, Inc. (the “Company”) of our audit report dated July 29, 2024, relating to our audits of the Company’s financial statements as of April 30, 2024 and 2023, and for the years then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2024.

Our report dated July 29, 2024 contains an explanatory paragraph that states the Company has experienced recurring losses, negative cash flows from operations, and limited capital resources. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to us under the heading “Experts” in this Offering Statement on Form 1-A/A No. 1.

/s/ Haskell & White LLP
HASKELLL & WHITE LLP

Irvine, CA
February 28, 2025